Exhibit 3.151(b)

THE OWNER’S CLUB AT HILTON HEAD, L.P.
AMENDED LIMITED PARTNERSHIP AGREEMENT

This Amended Limited Partnership Agreement (this “Amendment”) of The Owner’s Club at Hilton Head, L.P., a limited partnership organized under the laws of the state of South Carolina is entered into this 10th day of November, 2010 by and between The Manager at Owner’s Club, Inc., a South Carolina Corporation, as the general partner (the “General Partner”) and The Owner’s Club of South Carolina, L.L.C., a Delaware limited liability company, as the limited partner (the “Limited Partner” and together with the General Partner, the “Partners”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Partnership Agreement (defined below).

RECITALS

A.                     The Partners entered into a Limited Partnership Agreement dated as of November 1, 1994 (the “Partnership Agreement”).

B.                       The Partners desire to amend the Partnership Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.                         Section 2.2 of the Partnership Agreement is amended to read as follows:

2.2                    The Partnership and the General Partner may engage in any lawful activity.

2.                         Except as modified herein, the Partnership Agreement shall continue in full force and effect.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment.

GENERAL PARTNER:

THE MANAGER AT OWNER’S CLUB, INC.

By:	/s/ Eric Affeldt
Name:	Eric Affeldt
Title:	President

LIMITED PARTNER:

THE OWNER’S CLUB OF SOUTH CAROLINA, L.L.C.

By:	/s/ Eric Affeldt
Name:	Eric Affeldt
Title:	President

Signature Page to Amendment to LP Agreement — The Owner’s Club at Hilton Head. L.P.

THE OWNERS CLUB AT HILTON HEAD, L.P.
LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT made and entered into this 1st day of November, 1994, by and between MANAGER AT OWNERS CLUB, INC., a South Carolina corporation (the “General Partner”), and THE OWNER’S CLUB OF SOUTH CAROLINA, L.L.C., a Delaware limited liability company (the “Limited Partner”), (the General Partner and Initial Limited Partner are collectively referred to as the “Partners”).

IT IS AGREED by the parties to form a limited partnership pursuant to the provisions of the South Carolina Uniform Limited Partnership Law and the laws of the State of South Carolina as follows:

ARTICLE I
PARTNERSHIP NAME

1.1                   The name of the Partnership shall be The Owners Club at Hilton Head, L.P.

ARTICLE II
PURPOSES

2.1                   The Partnership is organized for the following purposes:

2.1.1 To purchase or otherwise acquire undeveloped real estate located in Beaufort County, South Carolina known as Indigo Run, containing approximately 40 acres more or less, and being more specifically described in Exhibit “A” which is attached to this Agreement and is herein incorporated by reference (the “Property”).

2.1.2 To own, operate, encumber, maintain, develop and improve the Property as The Owners Club at Hilton Head and to otherwise improve and develop the Property including grading, paving and dedicating roads, streets, electrical and other necessary utility services to the Property.

2.1.3 To sell, lease, exchange, assign, convey or otherwise dispose of, and otherwise deal in, the Property or portions thereof from time to time owned by the Partnership and any right or interest therein owned or acquired by the Partnership in such portion and on such terms as the General Partner deems prudent.

2.1.4 To borrow such sums of money as are necessary for the purpose of improving and developing the Property.

2.1.5 To market, sell, assign, convey and otherwise deal in the sale of interval ownership interests in The Owners Club at Hilton Head.

2.1.6 To engage in any other activity which is related either directly or indirectly to the foregoing.

2.2                   The Partnership and the General Partner may engage in any activities or possess an interest in other businesses which are related to or incidental to the purposes set out above.

ARTICLE III
PRINCIPAL PLACE OF BUSINESS

3.1                   The principal place of business of the Partnership shall be 400 Main Street, Hilton Head Island, Beaufort County, South Carolina and such other place or places as the General Partner may determine.

ARTICLE IV
TERM

4.1                   The term of the Partnership shall commence on the date the Certificate is filed and shall continue thereafter until December 31, 2024, unless the Partnership is terminated either in accordance with the terms and provisions of this Agreement or as otherwise provided by law.

ARTICLE V
CAPITAL CONTRIBUTIONS AND INTERESTS

5.1                   The initial capital contributions of the Partners to the Partnership shall be as set forth on Exhibit “B”, attached hereto.

5.2                   No Partner shall have the right to withdraw or reduce its contribution to the capital of the Partnership except as the result of the dissolution of the Partnership or as provided specifically herein or unless mutually agreed in writing by all Partners. No Partner shall be entitled to receive interest on any capital account at any time unless agreed to in writing by each individual Partner.

5.3                   The General Partner shall cause to be kept Capital Accounts to be maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Also, the Capital Accounts shall, among other things, record accurately the capital contributions made by each of the Partners pursuant hereto and any additional capital contributions made by the Partners pursuant to this Agreement and any distributions made by the Partnership pursuant to this Agreement.

ARTICLE VI
ADDITIONAL CONTRIBUTIONS

6.1                   If the funds of the Partnership are insufficient to meet its operating needs and expenses and the General Partner determines that it is not advisable for or prudent for the Partnership to borrow funds, the Partners may meet and mutually agree as to whether to make additional capital contributions and all Partners will be responsible for any capital contributions to which they mutually agree. Capital contributions by the Partners shall not change the percentage of Net Income or Net Losses which are allocated to the Partners in accordance with Article VII.

6.2                   No Partner shall be entitled to withdraw from the Partnership any of its capital contribution or additional capital contributions without the written consent of all Partners.

6.3                   All Partners shall guarantee debt pro rata based on their respective Percentages or as may be required pursuant to any loan agreement(s).

ARTICLE VII
ALLOCATION OF PROFITS AND LOSSES

7.1                   Net Income and items in respect thereof for each fiscal year of the Partnership shall be allocated as follows:

7.1.1 First, Net Income shall be allocated to all Partners having Deficit Capital Account Balances, in proportion to such Deficit Capital Account Balances, until all such Deficit Capital Account Balances have been eliminated;

7.1.2 Then, any remaining Net Income shall be allocated among the General Partner and the Limited Partners in accordance with their respective Percentages.

7.2                   Net Loss and items in respect thereto shall be charged to the partners and allocated as follows:

7.2.1 Among the General Partner and the Limited Partners in accordance with their respective Percentages, in all such instances subject to the requirements of the Treasury Regulations then in effect under Section 704(b) of the Code.

7.2.2 The Net Losses allocated pursuant to Section 7.2.1 hereof to any Partner for any fiscal year shall not exceed the maximum amount of Net Losses that may be allocated to such Partner without causing such Partner to have an Adjusted Capital Account Deficit at the end of such fiscal year. All Losses in excess of the limitation in this Section 7.2.2 shall be allocated solely to the other Partners in proportion to their respective Percentages. If no other Partner may receive an additional allocation of Net Losses pursuant to the preceding sentence of this Section 7.2.2, such additional Losses not allocated pursuant to Section 7.2.1 of this Agreement or the preceding sentence shall be allocated solely to the General Partner.

7.3                   Minimum Gain

7.3.1 If there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) to the Partners in the amounts and manner described in Section 1.704-2(f) and (j)(2)(i) and (iii) of the Treasury Regulations, subject to the exemptions set forth in Section 1.704-2(f)(2), (3), (4) and (5) of the Treasury Regulations. This Section 7.3.1 is intended to comply with the minimum gain chargeback requirement (set forth in Section 1.704-2(f) of the Treasury Regulations) relating to Partnership nonrecourse liabilities (as defined in Section 1.704-2(b)(3) of the Treasury Regulations) and shall be so interpreted.

7.3.2 If there is a net decrease in Partner Minimum Gain during any Partnership taxable year, certain items of income and gain shall be allocated (on a gross basis) as quickly as possible to those Partners who had a share of the Partner Minimum Gain (determined pursuant to Section 1.704-2(i)(5) of the Treasury Regulations) in the amounts and manner described in Section 1.704-2(i)(4), (j)(2)(ii) and (iii) of the Treasury Regulations. This Section 7.3.2 is intended to comply with the minimum gain chargeback requirement (set forth in Section 1.704-2(i)(4) of the Treasury Regulations) relating to partner nonrecourse debt (as defined in Section 1.704-2(b)(4) of the Treasury Regulations) and shall be so interpreted.

7.4                   Qualified Income Offset. If, after applying Section 7.3.1 and Section 7.3.2, any Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated (on a gross basis) to each such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible. This Section 7.4 is intended to comply with the “Qualified Income Offset” requirement set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be so interpreted.

7.5                   Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

7.6                   Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated pursuant to Section 1.704-2(b)(4) and (i)(1) of the Treasury Regulations to the Partner who bears the economic risk of loss with respect to the deductions.

7.7                   Curative Allocations. The allocations set forth in Sections 7.2.2, 7.3, 7.4, 7.5, and 7.6 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Partners do hereby acknowledge and agree that the Regulatory Allocations may not be consistent with the manner in which the Partners intend to make Partnership distributions. Accordingly, the General Partner is hereby authorized and directed to divide other items of income, gain, loss or deduction among the Partners in any reasonable manner so as to prevent the Regulatory Allocations from distorting the manner in which the Partnership distributions would otherwise be divided among the Partners pursuant to the terms of this Agreement. In general, the Partners anticipate that this will be accomplished by specially allocating other items of income, gain, loss or deduction among the Partners so that, after such offsetting special allocations are made, the amount of each Partner’s Capital Account will be, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not a part of this Agreement and all Partnership items had been allocated to the Partners solely pursuant to 7.1 and 7.2 hereof.

7.8                   Tax Allocations; Code Section 704(c). In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its fair market value.

7.9 Other Allocation Rules.

7.9.1 For purposes of determining the Net Income, Net Loss, or any other item allocable to any period, Net Income, Net Loss, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

7.9.2 For federal income tax purposes, every item of income, gain, loss, and deduction shall be allocated among the Partners in accordance with the allocations under this Article VII.

7.9.3 The Partners are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this Article VII in reporting their shares of Partnership income and loss for income tax purposes.

7.9.4 It is intended that the allocations in this Article VII effect an allocation for federal income tax purposes consistent with Section 704 of the Code and comply with any limitations or restrictions therein. Notwithstanding the preceding provisions of this Article VII, the General Partner is authorized to make any allocations required by Treasury Regulations Sections 1.704-1 or 1.704-2.

7.10 General Partner’s Aggregate Interest. Subject to the Regulatory Allocations, and notwithstanding anything else to the contrary contained in this Article VII, the aggregate interest of the General Partner in the Partnership shall equal at least 1% of each material item of partnership income, gain, loss, deduction or credit.

ARTICLE VIII
DISTRIBUTIONS

8.1 Distributable Cash. At such times as are determined by the General Partner, the Partnership shall make a distribution to the Partners of Distributable Cash in an amount sufficient to enable them to pay income taxes on the Net Income allocated to them by the Partnership (the “Tax Payment Distribution”). The amount of the Tax Payment Distribution to which a Partner is entitled for any year shall be the amount determined by multiplying (A) the percentage equal to the highest federal income tax rate applicable generally to individuals in respect of such year plus seven (7) percentage points times (B) the cumulative Net Income allocated to such Partner through the end of such year, reduced by all cumulative Net Losses allocated to such Partner through the end of such year. Such amount shall then be reduced (but not below zero) by the amount of any Tax

Payment Distributions previously made to such Partner with respect to such year, with the result being each Partner’s unpaid Tax Payment Distribution.

8.2 Available Cash. The Partnership shall distribute Available Cash to the Partners in accordance with their respective Percentages. Available Cash will be distributed to the Partners within ninety (90) days after the end of each calendar year, or as soon thereafter as may be practicable, or more frequently as determined by the General Partner.

8.3 Liquidating Proceeds. Upon the dissolution and liquidation of the Partnership, the Partnership’s property (i.e., the proceeds of liquidation and any unliquidated Partnership assets) shall be applied (i) first to the payment of all unpaid debts and liabilities of the Partnership (including the Note, as such terms are defined below), including any loans from Partners, and the setting up or replacing of reserves deemed necessary for any anticipated, contingent or unforeseen liabilities of the Partnership, (ii) then to the payment of amounts, if any, required pursuant to the terms of that certain Participation Agreement, dated as of November 1, 1994, by and between the Partnership and RBC Enterprises, Inc., the form of which is attached hereto as Exhibit “C” (the “Participation Agreement”), and (iii) then any remaining assets will be distributed to the Partners with positive Capital Account balances after Capital Accounts have been adjusted to reflect the allocation of gain or loss attributable to such liquidation (whether or not such gain or loss has been recognized for federal income tax purposes) in proportion to such positive Capital Account balances.

ARTICLE IX
MANAGEMENT OF THE PARTNERSHIP

9.1 The Partnership shall be managed by the General Partner. The General Partner shall have all the rights and powers of a general partner as provided in the Act and as otherwise provided by law and any action taken by the General Partner shall constitute the act of and bind the Partnership. In dealing with the General Partner when acting on behalf of the Partnership, no person shall be required to inquire into and persons shall be entitled to rely conclusively on the power of the General Partner to bind the Partnership.

9.2 The General Partner shall be solely responsible for the daily management and regular business affairs of the Partnership and shall carry out the purposes of the Partnership. The General Partner shall cause its officers and agents to devote sufficient time to the business and affairs of the Partnership, and to carry out the duties and responsibilities of the General Partner hereunder. The General Partner shall represent the Partnership in all transactions with third parties unless it shall have designated in writing another person as representative of the Partnership.

9.3 In addition to any other rights and powers provided by law, the General Partner shall have the following specific rights and powers, which it may, in its discretion, exercise for and on behalf of the Partnership:

9.3.1 To purchase or otherwise acquire real property and any interest therein, any personal property connected therewith, and to hold, own, operate, control, maintain, manage and develop such property and interests in accordance with the best interest of the Partnership.

9.3.2 To hold record title to, or the right to use or possess any real or personal property, including without limitation stock in corporations wholly owned by the Partnership, in the name of the Partnership or in the name of a nominee for any purpose convenient or beneficial to the Partnership.

9.3.3 To borrow monies, and if security is required therefore, to mortgage or subject to any other security interest all or any portion of the Property of the Partnership, to obtain replacements of any Mortgage or other security device and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device all of the foregoing upon such terms and in such amounts as its deems, in its discretion, or upon advice of counsel, to be in the best interest of the Partnership.

9.3.4 To improve, develop, sell, assign, convey, exchange and otherwise deal in and dispose of such real and personal property of the Partnership upon such terms as it deems to be in the best interests of the Partnership.

9.3.5 To make, execute and deliver deeds and other conveyances of title to real and personal property on behalf of the Partnership.

9.3.6 To acquire and enter into contracts of insurance necessary or proper for the protection of the Partnership and its properties; and to acquire such a contract or contracts to protect or indemnify the Partners from liability claims or losses or for any purpose convenient or beneficial to the Partnership.

9.3.7 To employ from time to time, persons, firms, corporations, including supervisory and managing agents, building management agents, insurance brokers, real estate brokers, loan brokers, surveyors, contractors, architects, engineers, attorneys and other professionals upon such terms as it may determine and as may be in the best interest of the Partnership. Pursuant to this Paragraph 9.3.7, Affiliates may be so employed, provided that the terms of such employment are based on current market rates for such employment.

9.3.8 To pay any and all organizational expenses incurred in the creation of the Partnership and to pay taxes and all expenses incidental to the operation of the Partnership business.

9.3.9 To make any elections under any tax laws.

9.3.10 To form a not-for-profit corporation for operation of the property owners association as the General Partner may determine as necessary and proper for the conduct of the business of the Partnership and to conduct and carry out the business of the Partnership and hold such offices in such Corporation as may be necessary and desirable.

9.3.11 To appoint persons to hold office and sit on the Board of Directors of corporations in which the Partnership may have an interest in any form.

9.3.12 To extend credit to the, purchasers of parcels, lots or other portions of the property for value upon such terms and conditions as it deems in its discretion, advisable and in the best interest of the Partnership, and in connection therewith, to accept notes and other evidences of indebtedness, security agreements, deeds of trust, mortgages and other instruments.

9.3.13 To execute (without requiring the signatures of any of the other Partners) acknowledge and deliver any and all documents, agreements, certificates and instruments to effectuate any of the foregoing specifically described rights and powers.

9.3.14 The General Partner shall have all rights and powers and be subject to all restrictions and liabilities of a Partner and a Partnership without Limited Partners except that the General Partner shall not have authority to admit a person as a partner except in accordance with the terms and provisions of this Agreement, confess a judgment against the partnership or possess Partnership property or assign the rights of the Partnership in specific Partnership property for other than a Partnership purpose.

9.3.15 The Partnership shall, in exchange for the loan of up to One Million Five Hundred Thousand Dollars ($1,500,000) to the Partnership, on November 1, 1994, issue a promissory note (the “Note”) in the original face amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable to Club Financial Corporation, a Nevada corporation, in the form attached hereto as Exhibit “D”.

9.4 The Partnership shall reimburse the General Partner for any reasonable expense incurred by it in the formation, operation and management of the Partnership.

9.5 The General Partner shall have no liability to the Partnership or individual partners for any mistakes or errors in judgment or for any act or omission believed by either or both of them in good faith to be within the scope of authority conferred upon them by this Agreement but shall have liability only for acts or omissions involving willful misconduct, fraud or gross negligence as a General Partner. The Partnership shall indemnify, defend and hold the General Partner harmless from, against and in respect of any and all liabilities, damages, law suits, costs or expenses incurred by it as a result of any act or omission with respect to which it is protected under the provisions of this Section. The doing of any act or failure to do any act by the General Partner, the effect of which may cause loss or damage to the Partnership, if done pursuant to advice of legal counsel employed by the General Partner on behalf of the Partnership shall be conclusively presumed not to constitute willful misconduct, fraud or gross negligence on the part of the General Partner unless such advice was induced by the General Partner’s willful misconduct, fraud and gross negligence.

9.6 The General Partner and Limited Partners may be a partner, either general or limited, in other partnerships or become associated in some manner with other business, any or all of which may be engaged in a business that is the same or similar to the business of the Partnership and any of which may or may not be an affiliate. The Partnership agrees that the General Partner and Limited Partners may engage in all such other business enterprises and neither the Partnership nor any of the other Partners shall have any right in and to such independent ventures or the income or profits derived therefrom as a result of entering into this Agreement.

Further, the General Partner and the Limited Partners and/or their respective Affiliates presently act and in the future may act in a variety of real estate ventures for their own account and as General Partners in Limited Partnership and as managers of projects owned by such Limited Partnerships. In certain of these projects, the General Partner and its affiliates may undertake substantial monetary commitments. In some investments they may possess a greater equity interest than in the Partnership. If a General Partner undertakes major developments, its ability to commit substantial time, effort, and finances to the Partnership may be limited. The General Partner is required to devote such time to the affairs of the Partnership as, in its sole discretion, it deems reasonably necessary to manage such affairs.

9.7 Notwithstanding and without limiting the provisions of this Article IX, all acts of the General Partner, if any, performed in connection with the negotiation and acquisition, on behalf of the Partnership, of the Property, and the execution and delivery of such documents, in its own name but on behalf of the Partnership as are required or desirable to effect such acquisition (including, without limitation, mortgages or security deeds) are hereby ratified and affirmed.

9.8 The General Partner shall at all times during the life of the Partnership maintain a total net worth which, in the opinion of counsel to the Partnership, is sufficient so as not to cause the Partnership to be taxed as an association rather than a partnership.

ARTICLE X
BOOKS, RECORDS, ACCOUNTS AND REPORTS

10.1 At all times during the existence of the Partnership, the General Partner shall keep or cause to be kept by an agent, full and true books of account in which shall be entered fully and accurately each transaction of the Partnership. Such books shall be maintained at the principal office of the Partnership and be opened for reasonable inspection by the Partners or their representatives. Any Partner has the right to inspect and copy said books and records at any time.

10.2 The General Partner shall have the books and records of the Partnership examined and income tax returns prepared for the Partnership which show the respective Partner’s share of net profits or losses and other gains or losses, as defined and reflected on the Partnership’s income tax return, and such return shall be distributed to the Partners within ninety (90) days after the close of the taxable year of the Partnership for which such return was prepared.

10.3 The Partnership hereby designates Manager at Owners Club, Inc. to perform the duties of tax matters partner for and on behalf of the Partnership.

ARTICLE XI
TAXABLE YEAR

11.1 The taxable year of the Partnership shall be the calendar year.

ARTICLE XII

BANK ACCOUNTS

12.1 All funds of the Partnership shall be deposited in the Partnership name in such bank account or accounts as the General Partner shall designate. Withdrawals from any such bank account or accounts shall be made by the General Partner or by the General Partner’s designated agent.

ARTICLE XIII
WITHDRAWAL OR DISQUALIFICATION OF PARTNER

If a Partner withdraws or becomes disqualified in accordance with this Article XIII, the Partnership shall dissolve and thereafter conduct only activities necessary to wind up its affairs in accordance with Article XV hereof, unless, within ninety (90) days after the withdrawal or disqualification of the Partner all of the remaining Partners (excluding the withdrawing or disqualified Partner) vote to continue the Partnership. Withdrawal and disqualification, and the effects thereof, shall be accomplished in accordance with the following provisions:

13.1 The General Partner shall not withdraw from the Partnership without the written consent of the Limited Partner. Additionally, the Limited Partner shall not withdraw from the Partnership without the written consent of the General Partner.

13.2 For the purposes of this Agreement, a Partner shall be deemed to be disqualified upon the occurrence of any of the following events:

(a) if the Partner is a natural person, upon his adjudication as an incompetent, his becoming bankrupt or adjudicated insolvent, or his making an assignment for the benefit of creditors; or

(b) if the Partner is not a natural person, upon its voluntary dissolution or liquidation, its becoming bankrupt or adjudicated insolvent, its making an assignment for the benefit of creditors, or its becoming subject to involuntary reorganization or liquidation proceedings.

13.3 Upon the disqualification of the General Partner and the election by the Limited Partner to continue the Partnership, a new General Partner shall be selected by the Limited Partner. The new General Partner shall receive such Partnership Interest and compensation as the Partners electing him may determine.

ARTICLE XIV
DISSOLUTION

14.1 Dissolution of the Partnership shall be caused:

14.1.1 By the express will of all Partners; or

14.1.2 By the retirement, withdrawal or disqualification of a Partner or Partners (unless the remaining Partners elect to continue the Partnership); or

14.1.3 By any event which makes it unlawful for the business of the Partnership to be carried on or for the members to carry it on in partnership; or

14.1.4 By decree of a court under applicable provisions of the Act; or

14.1.5 By the requirements of any other applicable statutory or judicial authority; or

14.1.6 By reason of termination of the Partnership in accordance with Article IV of this Agreement.

14.2 For the purposes of any applicable state laws, upon the dissolution of the Partnership, any negative capital account balances of the Partners shall in no event be considered to be an asset of the Partnership and, except as otherwise provided herein, in no event shall the Partners have any obligation to make any repayment thereof or contribution of capital in respect thereto. Notwithstanding the previous sentence, in the event of the liquidation of the General Partner’s Interest, the General Partner shall contribute to the Partnership in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(c) an amount equal to (but in no event will it be obligated to contribute more than) the lesser of (i) the deficit balance (if any) in the General Partner’s Capital Account; or (ii) the excess of one ninety-ninth (1/99th) of the total capital contributions of the Limited Partners over any previous capital contributions made by the General Partner to the Partnership.

ARTICLE XV
WINDING UP OF PARTNERSHIP BUSINESS

15.1 Upon dissolution of the Partnership for any reason, the Partnership immediately shall commence to wind-up its affairs. During such wind-up period, the allocations of Net Income, Net Losses and other items shall continue in the same proportions as before the dissolution. A reasonable period of time shall be allowed for the orderly termination of the Partnership’s business, discharge of its liabilities and distribution or liquidation of the remaining assets so as to enable the Partnership to minimize the normal losses attendant to the liquidation process. A full accounting of the assets and liabilities of the Partnership shall be taken and a statement thereof shall be furnished to each Partner within thirty (30) days after the dissolution. Such accounting and statements shall be prepared under the direction of the General Partner or, if the General Partner is disqualified, by a liquidating trustee selected by the Limited Partner. The Partnership property and assets and/or the proceeds from the liquidation thereof shall be applied in the following order of priority.

(a) Payment of the debts and liabilities of the Partnership, in the order of priority provided by law (but excluding any loans by the Partners to the Partnership, but including the Note) and payment of the expenses of liquidation;

(b) Setting up of such reserves as the General partner or liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or any obligation or liability not then due and payable; provided, however, that any such reserve shall be paid over by the General Partner or liquidating trustee to an escrow agent, to be held by such escrow agent for the purpose of disbursing such reserves in payment of such liabilities, and, at the expiration of such escrow period as the General Partner or liquidating trustee shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided;

(c) Payment, on a pro rata basis, of any loans or debts owned to Partners (other than the Note, which shall be paid pursuant to Section 15.1(a));

(d) Payment to the Partners, on a pro rata basis, of the remaining positive balances of their Capital Accounts;

(e) Distribution, on a pro rata basis, to the Partners of the remaining assets and properties of the Partnership and/or payment to the Partners of the proceeds of the sale thereof in accordance with their Percentages.

15.2 No Action for Dissolution. The Partners acknowledge that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in court to dissolve the Partnership. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payments in liquidation of the interests of all Partners. Accordingly, each Partner hereby waives and renounces his right to initiate legal action to seek dissolution, or to seek the appointment of a receiver or trustee to liquidate the Partnership.

15.3 No Further Claim. Upon dissolution, each Limited Partner shall look solely to the assets of the Partnership for the return of his investment and if the Partnership’s property remaining after payment or discharge of the debts and liabilities of the Partnership, including debts and liabilities owed to one or more of the Partners, is insufficient to return the aggregate capital contributions of each Limited Partner, such Limited Partners shall have no recourse against the General Partner or any other Limited Partner.

ARTICLE XVI
AMENDMENT OF AGREEMENT

16.1 This Agreement may only be amended by the mutual agreement in writing by the General Partner and the Limited Partner.

ARTICLE XVII
POWERS, RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

17.1 The Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no right or authority to act or sign for, or to obligate the Partnership, but the Limited Partners shall, except as otherwise provided herein, have all the rights of a limited partner under the Act. No Limited Partner shall at any time be entitled to withdraw all or any part of his contributions to the capital of the Partnership except as otherwise provided herein. The Limited Partners shall have no right to demand and receive any property other than cash in return for their capital contributions.

17.2 Notwithstanding anything to the contrary herein contained, no Limited Partner shall be liable for any debts or obligations of the Partnership in excess of the sum of (a) his capital contributions to the Partnership which have not been returned to him, plus (b) distributions returned to him as to which, by the terms of the Act, he may remain liable.

ARTICLE XVIII
POWER OF ATTORNEY

18.1 Each Partner hereby irrevocably constitutes and appoints the General Partner as his true and lawful agent and attorney-in-fact, with full power of substitution, in his name, place, and stead, to make, execute and acknowledge, swear to, record, publish and file:

(a) The Certificate;

(b) Any change in the address or location of the principal place of business of the Partnership;

(c) Any agreements, documents, certificates or instruments with respect to the Partnership which may be required to be filed under the laws of any state or of the United States, or which the General Partner shall deem advisable to file;

(d) Any and all amendments to the Certificate or to this Agreement or the foregoing agreements, documents, certificates, or instruments required or permitted by law or the provisions of this Agreement; and

(e) All documents which may be required to effectuate the dissolution and termination of the Partnership.

The foregoing power of attorney is coupled with an interest, shall be irrevocable and shall survive the death, incompetency, dissolution, merger, consolidation, bankruptcy, or insolvency of each of the Partners. The Partners shall execute and deliver to the General Partner within five (5) days after receipt of the General Partner’s request therefor, such further designations, powers of attorney and other instruments as the General Partner deems necessary to carry out the purposes of this Agreement.

ARTICLE XIX
MISCELLANEOUS PROVISIONS

19.1 Notices. All notices under this Agreement shall be in writing and shall be given to the Partner entitled thereto by personal service or by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, at such address as he may specify in writing.

19.2 Captions. Section titles or captions contained in this Agreement are for convenience only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

19.3 Counterparts and Execution. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

19.4 Gender and Number. Words of any gender used in this Agreement shall be deemed to include the other gender or the neuter and words in the singular shall be deemed to include the plural and to include the singular when the context requires.

19.5 Governing Law. This Agreement and all amendments hereto have been entered into and shall be governed by and construed in accordance with the laws of the State of South Carolina.

19.6 Binding Effect. The terms and provisions of this Agreement shall binding upon and inure to the benefit of the heirs, personal representatives, successors, and assign of the respective Partners.

19.7 Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the General Partner, the Partners shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge and deliver, all such additional instruments and documents, as may be required to best effectuate the purpose and intent of this Agreement.

19.8 Meetings of Partners; Voting. In any matter described in this Agreement on which any Partner is entitled to grant (or deny) his consent or cast his votes, such Partner may accomplish the same by attending any meeting convened for all of the Partners entitled to vote on the matter or he may grant to any Person a special or general power of attorney to vote for him at such meeting or he may grant (or deny) his consent in writing. Said written consent may be utilized at any meeting in obtaining consent of Partners to a matter submitted to all Partners entitled to grant or deny consent on said matter. The General Partner may in its discretion convene a meeting for any purpose.

19.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement among them respecting the subject matter hereof. There are no representations, arrangements, understandings, or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No change or modification of this Agreement or waiver of any provision hereof shall be valid or binding on the parties hereto, unless such change, modification, or waiver shall be in writing and signed by or on behalf of the parties hereto, and no waiver on one occasion shall be deemed to be a waiver on the same or any other provision hereof in the future.

19.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be legal, valid, and enforceable. If any term or provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity, or enforceability of the remainder of this Agreement.

19.11 Partnership Property. The legal title to the real or personal property or interests therein now or hereafter acquired by the Partnership shall be owned, held, or operated in the name of the Partnership or in the name of a nominee, and no Partner individually shall have any ownership interest in or to such property.

ARTICLE XX
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

20.1 “Act” means the South Carolina Uniform Limited Partnership Law, as amended from time to time.

20.2 “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) any amounts that such Partner is, or is deemed to be, obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, the penultimate sentence of Section 1.704-2(g)(1) of the Treasury Regulations, or the penultimate sentence of Section 1.704-2(i)(5) of the Treasury Regulations, shall be credited to such Capital Account; and (b) the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Treasury Regulations shall be debited to such Capital Account. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

20.3 “Affiliate” means, with respect to any Partner, (a) a spouse, descendant or ancestor of such Partner; (b) any partnership of which such Partner is a general partner, except the Partnership; (c) any trust or estate in which such Partner has substantial beneficial interest, or of which such Partner serves as trustee or in some other fiduciary capacity, or of which such Partner is the grantor; (d) any corporation or organization (i) of which such Partner is an officer or partner or in which such Partner is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity interest therein or (ii) which is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity interest of such Partner; and (e) any

Person who is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity interest of such Partner, or an Affiliate of such Partner.

20.4 “Agreement” means this Partnership Agreement, as the same may be amended from time to time.

20.5 “Available Cash” means, for any period, Distributable Cash minus (i) the aggregate amount of distributions to the Partners pursuant to Section 8.1 for such period, minus (ii) the aggregate amount of all payments for such period by the Partnership to Russ Brown & Associates, pursuant to the terms of the Participation Agreement.

20.6 “Capital Account” of a Partner means an account maintained for each Partner to which there shall be added the amount of the cash and the fair market value of property contributed by such Partner to the Partnership plus such Partner’s share of Net Income, less (a) all distributions to and withdrawals by such Partner and (b) such Partner’s share of Net Losses. The foregoing provisions and other provisions of this agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent therewith.

20.7 “Certificate” means the certificate of limited partnership required to be filed pursuant to the Act.

20.8 “Code” means the Internal Revenue Code of 1986, 26 United States Code Annotated §§1, et seq., as amended from time to time.

20.9 “Distributable Cash” means, for any period, all cash received by the Partnership (other than capital contributions or proceeds from a liquidating transaction) after payments to creditors of the partnership (including payments of principal and interest on the Priority Notes and the Note) and provision has been made for reserves in such amounts as the General Partner shall deem reasonable to provide for the ongoing needs of the Partnership including, without limitation, anticipated operating expenses, construction costs and working capital reserves.

20.10 “Fiscal Year” of the Partnership means the calendar year, the first Fiscal Year shall commence on the date of this Agreement and shall end on December 31, 1994.

20.11 “Limited Partner” or “Limited Partners” shall mean the Initial Limited Partners and a Person or Persons to whom all or any portion of the Interest of the initial Limited Partners are transferred or assigned in accordance with the terms and provisions of this Agreement.

20.12 “Net Income” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income and Net Losses shall be added to such taxable income or loss.

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Losses shall be subtracted from such taxable income or loss.

(iii) If the value for book purposes of any partnership asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Losses.

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the value for book purposes of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its value for book purposes.

(v) In lieu of the deduction for depreciation, cost recovery or amortization taken into account in computing such taxable income or loss, there shall be taken into account depreciation based on the adjusted value of an asset for book purposes.

(vi) Any items that are specially allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Net Income and Net Losses.

20.13 “Partner Minimum Gain” means partner nonrecourse debt minimum gain as determined under the rules of Section 1.704-2(i) of the Treasury Regulations.

20.14 “Partner Nonrecourse Deduction” has the meaning set forth in Section 1.704-2(i) (1) and (2) of the Treasury Regulations.

20.15 “Partners” means, collectively, the General and Limited Partners: reference to a “Partner” shall mean any one of the Partners.

20.16 “Partnership” means the limited partnership created pursuant to this Agreement.

20.17 “Partnership Interest” or “Interest” means, with respect to the Partners, the interest in the Partnership acquired by the Partner which shall include such Partner’s rights in Partnership property and assets and interest in the Partnership, together with all contract rights for such Partner to receive such Partner’s percentage of Net Income and Net Losses and all other rights under this Agreement; provided, however, that a Partnership Interest or Interest does not include any loan by a Partner to the Partnership.

20.18 “Partnership Minimum Gain” has the meaning set forth in Section 1.704-2(d) of the Treasury Regulations.

20.19 “Percentage” shall mean any Partner’s percentage Partnership Interest, as set forth on Exhibit “B”, attached hereto.

20.20 “Person” shall mean an individual, partnership, joint venture, association, corporation, trust, a joint-stock company, an unincorporated organization, a government or political subdivision thereof, or any other legal entity.

20.21 “Treasury Regulations” shall mean the United States Department of Treasury Regulations promulgated under the Code, as amended from time to time.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands as of the day and year first above written.

GENERAL PARTNER: MANAGER AT OWNERS CLUB, INC.

By:	/s/ Jeffrey A. Jahnke
Jeffrey A. Jahnke
Its:	Vice President

LIMITED PARTNER: THE OWNER’S CLUB OF SOUTH CAROLINA, L.C.C.

By:	/s/ R. Michael Carroll
R. Michael Carroll
Its:	Vice President

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT “B”

PARTNERS, CAPITAL CONTRIBUTIONS, AND PERCENTAGES

Partner	Initial Capital Contribution	Percentage
General Partner	$100.00	1%
Limited Partner	$9.000.00	99%
	$10,000.00	100%

EXHIBIT “C”

FORM OF PARTICIPATION AGREEMENT

EXHIBIT “D”

FORM OF NOTE